Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED FOR RESALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES AND SUCH DISPOSITION FILED UNDER THE ACT, OR AN EXEMPTION FROM REGISTRATION, AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH LAWS ARE COMPLIED WITH.
KRAIG BIOCRAFT LABORATORIES, INC

COMES NOW,  Kraig Biocraft Laboratories, Inc. (“KBLB”) who hereby grants Jon Rice (“Warrant Holder”) a Warrant to Purchase TWO MILLION (2,000,000.) shares of its Common Stock with a cashless provision and an exercise price of $0.001 with a term expiring on January 19, 2018 and subject to the terms and conditions set forth below:

1.	Number of Shares. Warrant Holder shall be entitled to Exercise the Warrant for a total amount of 2,000,000 shares of Common Stock Pursuant to the terms and conditions herein.
2.	Exercise Price. The Exercise price shall be set at $0.001.
3.	Date: This Warrant is dated January 23, 2015 and is fully vested as of such date.
4.	Term and Exercise. The warrant shall be exercisable on February 2, 2016, and for a period expiring on January 19, 2018. The term of this Warrant shall expire at the end of the day on January 19, 2018.
5.	Cashless Provision.
(a)	Cashless Exercise. The Warrants, as provided herein, may be exercisable in whole or in part for cash or through as cashless exercise as set forth below.

(b)
Shares of KBLB Common Stock upon exercise hereof thereunder, this Warrant may be exercisable in whole or in part for cash or through as cashless exercise as set forth below.  Payment upon exercise may be made at the option of Warrant Holder  either in (i) cash or by certified or official bank check payable to the order of the KBLB equal to the applicable aggregate Strike Price, (ii) by delivery of Common Stock issuable upon exercise of the Warrants in accordance with Section (a) ABOVE or (iii) by a combination of any of the foregoing methods, for the number of Common Shares specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the holder per the terms of this Warrant) and the holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.

(c)
Notwithstanding any provisions herein to the contrary, if the Fair Market Value or Market Value of one share of Common Stock is greater than the Strike Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

(d)	X=Y (A-B)
          A

Where           X=           the number of shares of Common Stock to be issued to the holder

Y=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A=	the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)

B=	Purchase Price (as adjusted to the date of such calculation)

6.
Covenants of Warrant Holder. Pursuant to the terms and Conditions of the Consulting Agreement and as a condition to receiving this Warrant, the Warrant Holder represents, warrants and covenants to the KBLB that:

(a)
it has not and will not knowingly take any action, directly or indirectly that would cause the Transaction to violate the provisions of the Act, the Securities Exchange Act of 1934 (the “1934 Act”), the respective rules and regulations promulgated there under (the “Rules and Regulations”) or applicable “blue sky” laws of any state or jurisdiction and it will, insofar as is under its control, conduct the Transaction in a manner prescribed by Rule 506 of Regulation D;

it has not taken and will not knowingly take any action, directly or indirectly, that may cause the Transaction to fail to be entitled to exemption from registration under United States federal securities laws, or applicable state securities or “blue sky” laws, or the applicable laws of the foreign countries in which the securities may be offered or sold by it. (Warrant Holder will not offer or sell securities to investors)

(b)
 Purchase Entirely for Own Account. This Agreement is made in reliance upon Warrant Holder’s representation to Company, which by Warrant Holder’s execution of this Agreement, KBLB hereby confirms, that the Warrants to purchase Company's Common Stock are being acquired for investment purposes for the Warrant Holder’s own account and not with a view for resale or distribution of any part thereof except in accordance with applicable federal and state securities laws.

(c)
Receipt of information. Warrant Holder has received all information set forth and referenced to in Company’s press releases and business plan. Furthermore, Warrant Holder has received all information necessary for it to make an informed investment decision.

(d)
 Investment Experience. Warrant Holder represents that it is experienced in evaluating and investing in restricted securities and in companies similar to Company and acknowledges that it can fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment. Warrant Holder further represents that it has not been organized solely for the purchase of the Company’s Common Stock.

(e)	Accredited Investor. Warrant Holder represents that it is an "accredited investor" as that term is defined in SEC rule 501(a) of Regulation D, 17 C.F.R.501(a).

(f)
Restricted Securities. Warrant Holder understands that the Warrants to purchase the Company's Common Stock issued hereunder may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company's Common Stock, or an available exemption from registration under the Securities Act, the Common Stock must be held indefinitely. In particular, Warrant Holder is aware that the Common Stock may not be sold under Rule 144 unless all of the conditions of that rule have been met.

(g)
No Trading Market. The Warrants issued hereunder are not traded or listed on any exchange including but not limited to the electronic pink sheets and the over the counter bulletin board. There is no secondary market or trading for said Warrants.

(h)	Legends. To the extent applicable, each certificate or other document evidencing the Company's Common Stock shall be endorsed with the following restrictive legend.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED FOR RESALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES AND SUCH DISPOSITION FILED UNDER THE ACT, OR AN EXEMPTION FROM REGISTRATION, AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH LAWS ARE COMPLIED WITH.

7.	Manner of Exercise. The Warrant Holder may Exercise this Warrant in whole or in part by presenting a Notice of Exercise to KBLB (Kraig Labs) at its main offices.

8.
Maximum Exercise.  The Warrant Holder shall not be entitled to exercise this Warrant on an exercise date, in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Consultant and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Warrant Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such date.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Consultant shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%.  The restriction described in this paragraph may be revoked upon seventy-five (75) days prior notice from the Warrant Holder to KBLB.  The Warrant Holder may allocate which of the equity of the Company deemed beneficially owned by the Warrant Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

9.	Assignment. The Warrant Holder may assign this Warrant in whole or in part subject only to the applicable Securities Laws.

10.
 Stock Splits.  In the event of any stock split (whether forward or reverse) all references to the number of shares described in this Agreement shall be adjusted in proportion and in accordance with such split.

11.
Investment Representations.                                                      KBLB represents and warrants that it has provided Consultant with access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects.  The Company represents that it has provided to Consultant access to the Company’s SEC filings, financials, merger documents, press releases for the prior twelve (12) months, if any, (the “Disclosure Documents”) made under the rules and regulations promulgated under the Act, as amended, or the Exchange Act, as amended including but its SEC filings and all other documents relating to its trading on the Over the Counter Bulletin Board.  Warrant Holder acknowledges that Warrant Holder has been provided with the documents, or access to the documents described above, including without limitation, SEC filings and audited financials for the past three years, that the acquisition of the securities to be issued to Warrant Holder involves a high degree of risk.  Warrant Holder represents that it and its advisors have been afforded the opportunity to discuss KBLB with its management and that KBLB and its management have made no verbal representations of any kind relating to this warrant or to KBLB’s past, present of future prospects or performance.  The Company represents that it will promptly notify Warrant Holder upon the filing of any registration statement or other periodic reporting documents filed pursuant to the Act or the Exchange Act.

12.
Acceptance and Consulting Agreement. This Warrant is attached hereto as an Exhibit to the Consulting Agreement as if contained word for word in said Agreement. By executed the Consulting Agreement the parties agree to be bound hereto to this Exhibit and Warrant.

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This Warrant is executed on this 23rd day of January, 2015, by:

________________________
Kim Thompson
CEO and President
Kraig Biocraft Laboratories, Inc.

________________________
Jon Rice